Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LPL FINANCIAL HOLDINGS INC.

LPL Financial Holdings Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 25, 2005 under the name BD Investment Holdings Inc., amended and restated on November 23, 2010 under the name LPL Investment Holdings Inc., and amended on June 15, 2012 by a Certificate of Ownership and Merger following which the name of the Corporation became LPL Financial Holdings Inc.
2.    The Board of Directors of the Corporation, acting at a meeting, pursuant to Section 242 of the General Corporation Law of the State of Delaware duly adopted a resolution setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.
3.    The proposed amendment has been authorized by the stockholders of the Corporation at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.
4.    The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article V and replacing it with the following:
ARTICLE V - BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than 3 and not more than 15, each of whom shall be a natural person. Subject to the previous sentence and to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors, provided, however, that until the first date (the “Trigger Date”) on which TPG Partners IV, L.P. and its successors and Affiliates (collectively, “TPG”) and Hellman & Friedman Capital Partners V, L.P., Hellman & Friedman Capital Partners V (Parallel), L.P. and Hellman & Friedman Capital Associates V, L.P. and their respective successors and Affiliates (collectively the “H&F Entities” and, together with TPG, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) forty percent (40%) or more of the outstanding shares of Common Stock, the number of directors shall not be increased to more than nine without, in addition to any other vote otherwise required by law, the affirmative vote or written consent of sixty percent (60%) of the outstanding shares of Common Stock. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Amended and Restated Certificate of Incorporation “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Vacancies and newly-created directorships shall be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any vacancy created by the removal of a director by the stockholders shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Gregory M. Woods, this 8th day of May, 2014.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Gregory M. Woods
Gregory M. Woods
Secretary